Exhibit 8.1

        June 28, 2002

First Community Bancorp,
6110 El Tordo,
Rancho Santa Fe, California 92067.

Ladies and Gentlemen:

        We have acted as counsel to First Community Bancorp, a California corporation ("Parent"), in connection with the merger of Marathon Bancorp, a California corporation (the "Company"), with and into Parent, pursuant to the Agreement and Plan of Merger, dated as of May 13, 2002, by and between Company and Parent (the "Agreement"). We render this opinion to you in connection with the registration of the common stock of Parent to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

        For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

  (i)
  The Merger will be completed in the manner set forth in the Agreement and in the Registration Statement on Form S-4 of Parent to which this opinion is filed as an exhibit (the "Registration Statement"), including the Proxy Statement-Prospectus of Parent and Company contained therein (the "Proxy-Prospectus").

  (ii)
  The representations contained in the letters of representation from Parent and Company to us both dated June 28, 2002, will be true and complete on the Effective Date.

  (iii)
  Any representations set forth in the letters of representation from Parent and Company to us both dated June 28, 2002, "to the knowledge of" or similarly qualified are true, correct and complete without qualification.

        On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm our opinion as set forth under the heading "The Merger—Material Federal Income Tax Considerations of the Merger" in the Proxy-Prospectus, subject to the limitations set forth therein.

        This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Merger—Material Federal Income Tax Considerations of the Merger" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                      Very truly yours,

                      SULLIVAN & CROMWELL